Exhibit 99.1

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry 4 Vice President, Corporate Communications (508) 370-537	Feinstein Kean Healthcare for GTC Biotherapeutics, Inc. Francesca DeVellis (617) 577-8110

GTC BIOTHERAPEUTICS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

FRAMINGHAM, MA – November 2, 2005 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the third quarter ended October 2, 2005. The total net loss for the current quarter was $6.7 million, or $0.14 per share, compared with $7.2 million, or $0.18 per share, in the third quarter of 2004. The total net loss for the first nine months of 2005 was $21.8 million, or $0.46 per share, compared to $22 million, or $0.60 per share, for the first nine months of 2004. Cash and marketable securities at October 2, 2005 totaled $20.5 million compared to $22.3 million at January 2, 2005. Exclusive of the registered direct placement of common stock in January 2005, which raised $9.7 million net of placement expenses, and the private placement of common stock in August 2005, which raised $7.4 million net of placement expenses, GTC utilized $18.8 million of cash and marketable securities in the first nine months of 2005. In the third quarter of 2005, GTC utilized $6.4 million of cash and marketable securities, exclusive of the August 2005 private placement.

“Our recent announcement regarding our collaboration agreement with LEO Pharma A/S is a very important development for GTC as well as an important endorsement of the ATryn® program and our technology,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “GTC’s focus remains on achieving a positive outcome to our submission of ATryn® for marketing approval in Europe. We are very encouraged by our progress and we continue to plan for a market launch of ATryn® in Europe in the middle of 2006.”

Earlier this week, GTC reached an agreement with LEO for the development and commercialization of ATryn® in Europe, the Middle East, and Canada. The agreement includes $73 million (USD) in potential milestone payments to GTC for meeting regulatory, clinical and sales goals. These payments include a total of $5 million for achieving approval of ATryn® for the hereditary antithrombin deficiency indication in Europe, with $2 million of this total paid upon signing of the agreement. GTC will be responsible for production of ATryn® and will receive a transfer price for all product used by LEO. GTC will also receive a royalty on net sales. LEO will be responsible for sales and marketing of ATryn® in all indications for the agreed territories as well as the clinical development for acquired antithrombin deficiency indications. GTC retains all rights to ATryn® in all other territories and will continue to be responsible for obtaining approval of ATryn® for the hereditary deficiency indication in Europe.

As a result of the anticipated timing of initial milestone payments under this agreement, GTC is expecting a net use of approximately $23 million of cash and marketable securities in 2005, exclusive of the effects of equity financings. GTC is also expecting a net utilization of $21 million to $25 million of cash and marketable securities in 2006, which includes supporting ATryn®’s hereditary deficiency clinical program for the United States, as well as scale-up, process development and preclinical studies in both the recombinant human alpha-1 antitrypsin and the CD137 antibody programs.

Revenues were about $1.2 million for the current quarter, a 28% increase from the approximately $0.9 million in the third quarter 2004. Revenues for the first nine months of 2005 totaled $3.5 million compared to $3.4 million in the first nine months of 2004. Future revenues may vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Costs of revenue and operating expenses totaled $7.7 million in the current quarter, a 3% decrease from the $7.9 million total in the third quarter 2004. Costs of revenue and operating expenses totaled $24.9 million for the first nine months of 2005, a 1% decrease from the $25.2 million for the first nine months of 2004. A decrease in the cost of revenue in the nine-month comparison was offset by increased research and development expenses, primarily due to costs associated with the initiation of the US clinical trial for ATryn® as well as development work in the recombinant human alpha-1 antitrypsin and the CD137 antibody programs.

The per share results were affected by an increase in the weighted average number of shares outstanding from 38.8 million shares for the third quarter 2004 to 49.4 million shares in the third quarter 2005. The weighted average number of shares outstanding increased from 36.9 million shares for the first nine months of 2004 to 47 million shares in the first nine months of 2005. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004, the issuance of approximately 7.7 million shares of common stock in a registered direct placement in January 2005, and the issuance of approximately 4.6 million shares of common stock in a private placement in August 2005. The net proceeds to GTC from those offerings totaled approximately $31 million. GTC had approximately 51.5 million shares outstanding as of October 2, 2005.

Highlights

ATryn®

The European Medicines Agency (EMEA) is reviewing GTC’s Marketing Authorization Application (MAA) for the use of ATryn® in the prophylactic treatment of patients with hereditary antithrombin deficiency (HD) during high-risk situations. The review of our MAA is expected to conclude with a determination by the EMEA by the end of February 2006 and will include the results from the inspections of GTC’s farm and manufacturing facilities and certain clinical sites. GTC and LEO are preparing to commercially launch ATryn® in the middle of 2006. A determination of the clinical development plans for an acquired deficiency indication is anticipated in the middle of 2006. Potential acquired deficiency indications include severe burns, coronary artery bypass graft surgery, disseminated intravascular coagulation, and sepsis.

GTC has initiated a pivotal clinical trial of ATryn® in the hereditary deficiency indication in support of GTC’s planned submission to the United States Food and Drug Administration (FDA). This is a multi-national study that will add data from a minimum of 17 evaluable patients undergoing high risk procedures to the data from the 14 patients evaluated in the clinical trial for the European MAA. The combined results of the 31 patients will be compared to an historical study of 35 hereditary deficient patients who underwent similar clinical procedures and were treated with antithrombin derived from human plasma. GTC anticipates completing enrollment into this study before the end of the third quarter of 2006. Completion of this pivotal trial is expected to form the clinical basis for filing a Biologics License Application with the FDA around the end of 2006.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC has developed goats that have the human antithrombin gene linked to a milk-protein promoter so that they express the antithrombin protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

Other Programs

GTC is also developing a recombinant form of human alpha-1 antitrypsin as a potential chronic treatment for patients with a genetic deficiency of this plasma protein. An hereditary deficiency of this protein can lead to emphysema. GTC has developed goats that produce this protein at high levels in their milk. Additional breeding to expand this herd, development of downstream purification processes, and preclinical testing of the product are planned for 2006.

CD137 is an agonistic antibody to the CD137 receptor in the human immune system. This antibody has the potential to stimulate the immune response to solid tumors. GTC has developed goats that express the CD137 antibody in their milk. Additional breeding to expand this herd, development of downstream purification processes, and preclinical testing of the product are planned for 2006.

GTC recently entered into a new agreement with Merrimack Pharmaceuticals, Inc. to produce additional material for Merrimack’s MM-093 program. Merrimack recently announced the completion of enrollment in its phase IIb study of MM-093 in rheumatoid arthritis. Merrimack also recently announced the initiation of a phase IIa study of MM-093 in psoriasis.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through the Company’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1- 800-591-6942. The dial-in number from outside the United States is 1-617- 614-4909. The participant passcode is 28919663. The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. A Market Authorization Application is under review by the European Medicines Agency for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors, and a malaria vaccine. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected net utilization of cash and marketable securities in 2005 and 2006, the EMEA review of the ATryn® program, the anticipated timing for a European market launch of ATryn®, the potential value of milestone payments to be received from LEO, the progress and prospects for additional indications for ATryn®, the regulatory and clinical strategy for ATryn® in the United States, and the potential for further activities in the Merrimack program. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law. GTC specifically disclaims responsibility for information describing LEO and its business other than the agreement with GTC.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Nine months ended
	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004*
Revenue	$1,184	$924	$3,523	$3,429
Costs of revenue and operating expenses:
Cost of revenue	767	1,182	3,046	3,745
Research and development	4,778	4,655	15,383	13,923
Selling, general and administrative	2,191	2,100	6,487	7,515

	7,736	7,937	24,916	25,183

Loss from continuing operations	(6,552)	(7,013)	(21,393)	(21,754)
Other income (expense):	(143)	(137)	(455)	(231)

Net loss from continuing operations before income taxes	$(6,695)	$(7,150)	$(21,848)	$(21,985)

Net loss per common share (basic and diluted)	$(0.14)	$(0.18)	$(0.46)	$(0.60)

Weighted average number of shares outstanding (basic and diluted)	49,355	38,751	47,009	36,894

	October 2, 2005	January 2, 2005
Cash and marketable securities	$20,526	$22,281
Other current assets	1,872	2,670
Property and equipment, (net)	17,631	20,279
Other assets	11,289	12,071

Total assets	$51,318	$57,301

Current liabilities	$15,722	$14,312
Long-term debt	6,170	9,313
Other liabilities	20	23
Stockholders’ equity	29,406	33,653

Total liabilities and stockholders’ equity	$51,318	$57,301

* The nine months ended October 3, 2004 includes 40 weeks while the nine months ended October 2, 2005 includes 39 weeks